Exhibit 4.14

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2020, MSCI Inc. (“MSCI” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock. The following summary of the terms of the capital stock of MSCI is not meant to be complete and is qualified by reference to the relevant provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and MSCI’s Third Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and Amended and Restated By-laws (“By-laws”). Copies of the MSCI Certificate of Incorporation and By-laws are incorporated herein by reference.

General

Our authorized capital stock consists of 850,000,000 shares of stock, of which: (i) 750,000,000 shares are designated as common stock, par value $0.01 per share and (ii) 100,000,000 shares are designated as preferred stock, par value $0.01 per share.

Common Stock

Voting Rights

Except as provided by statute or resolution of our board of directors in connection with the issuance of preferred stock in accordance with our Certificate of Incorporation, holders of our common stock have the sole right and power to vote on all matters on which a vote of stockholders is to be taken. Generally, the holders of a majority of the voting power of all classes of voting stock, in person or by proxy, shall constitute a quorum at a meeting of stockholders. Except when amending or altering any provision of our Certificate of Incorporation or By-laws so as to adversely affect the rights of one class or as otherwise required by Delaware law, matters to be voted on by stockholders must be approved by a majority of all votes cast on the matter by the holders of common stock at a meeting at which a quorum is present, subject to any voting rights granted to holders of any outstanding shares of preferred stock.

Dividends

On September 17, 2014, the board of directors approved a plan to initiate a quarterly cash dividend. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends declared from time to time by the board of directors out of funds legally available therefor. In addition, our Revolving Credit Agreement contains certain restrictions on the payment of dividends.

Other Rights

In the event of any reorganization of MSCI or a merger or share exchange of MSCI with another corporation in which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property, including cash, all holders of our common stock, regardless of class, will be entitled to receive with respect to each share held the same kind and amount of shares of stock and other securities and property, including cash.

In the event of liquidation, dissolution or winding up of MSCI, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and any shares of common stock that we may issue in the future will be validly issued, fully paid and non-assessable.

Preemption Rights

Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.  There are no redemption provisions applicable to the common stock.

Preferred Stock

The board of directors has the authority to issue 100,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. The authority of the board of directors with respect to each series shall include, but not be limited to, determination of the following:

i.	the designation of the series, which may be by distinguishing number, letter or title;
ii.	the number of shares of the series;
iii.	the amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or non-cumulative;
iv.	dates at which dividends, if any, shall be payable;
v.	the redemption rights and price or prices, if any, for shares of the series;
vi.	the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;
vii.	the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company;
viii.

whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

ix.	restrictions on the issuance of shares of the same series or of any other class or series;
x.	the voting rights, if any, of the holders of shares of the series; and
xi.	such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as the board of directors determines.

No shares of preferred stock are currently issued or outstanding. The issuance of preferred stock may have the effect of delaying, deterring or preventing a change in control of MSCI without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The material terms of any preferred stock will be set forth in the applicable prospectus supplement.

Limits on Written Consents

Any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock. These limits may have the effect of delaying, deterring or preventing a change in control of MSCI.

Limits on Special Meetings

Special meetings of the stockholders may be called at any time only by the secretary at the direction of the board of directors pursuant to a resolution adopted by the board of directors. This limit may have the effect of delaying, deterring or preventing a change in control of MSCI.

Election of Directors

Pursuant to the Bylaws, the number of directors is fixed exclusively by the board of directors and such number consist of not less than three nor more than fifteen directors. Each director stands for election at each annual meeting of stockholders and holds office until his or her successor has been duly elected and qualified or the director’s earlier resignation, death or removal.

Each director is be elected by the vote of the majority of all stockholder votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present, provided that if, as of the tenth day preceding the date the Company first mails its notice of meeting for such meeting to the stockholders of the Company, the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the votes cast.

The Bylaws also provide that, in order for any incumbent director to become a nominee of the board of directors, the director must submit an irrevocable resignation as director that becomes effective if (i) he or she does not receive a majority of the votes cast in an uncontested election and (ii) the board of directors accepts the resignation. If a director does not receive a majority of the votes cast in an uncontested election, the Nominating and Corporate Governance Committee will consider the director’s resignation and recommend to the board of directors whether to accept or reject the resignation, or whether other action should be taken. The board of directors will decide whether to accept or reject the resignation and publicly disclose its decision, including the rationale behind the decision if it rejects the resignation, within 90 days after the election results are certified. If the board of directors accepts such a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the board of directors may fill the resulting vacancy or may decrease the size of the board of directors. This power, along with the power to increase the size of the board of directors, may have the effect of delaying, deterring or preventing a change in control of MSCI.

Nominations of persons for election to the board of directors may be made at an annual meeting of stockholders only (i) pursuant to the Company’s notice of meeting delivered pursuant to our Bylaws, (ii) by or at the direction of the board of directors or (iii) by any stockholder of the Company who is entitled to vote at the meeting, who complied with the notice procedures set forth in the Bylaws and who was a stockholder of record on the date such notice is delivered to the corporate secretary of the Company and at the time of such annual meeting, or (iv) by a Nominating Stockholder (as defined in the Bylaws).

The Bylaws also permit a shareholder, or a group of up to 20 shareholders, owning at least three percent of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s annual meeting proxy materials director nominees constituting the greater of two (2) directors or twenty percent (20%) of the total number of directors on the board of directors, provided that such shareholder(s) and nominee(s) satisfy the requirements specified in the Bylaws.

Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Company’s notice of meeting (i) by or at the direction of the board of directors or (ii) by any stockholder of the Company who is entitled to vote at the meeting, who complies with the notice procedures set forth in our Bylaws and who is a stockholder of record at the time such notice is delivered to the corporate secretary of the Company.

Listing

Our common stock has been approved for listing on the New York Stock Exchange under the symbol “MSCI.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Broadridge Financial Solutions, Inc.

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